UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):           December 11, 2014

XL GROUP
Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	1-10804	98-0665416

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

XL House, 8 St. Stephen’s Green, Dublin, Ireland	2

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: +353 (1) 400-5500

Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On December 15, 2014, XL Re Ltd (“XL Re”), a Bermuda exempted company and an indirect wholly owned subsidiary of XL Group plc, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with The Progressive Corporation, an Ohio corporation (“Progressive”), ARX Holding Corp., a Delaware corporation (“ARX”), Fasteau Insurance Holding, LLC, a Delaware limited liability company, Marc Fasteau, in his individual capacity and as trustee of The Marc Fasteau 2012 Irrevocable Trust and The Alexis Fasteau 2008 Irrevocable Trust, Flexpoint Fund, L.P., a Delaware limited partnership, New Capital Partners Private Equity Fund, L.P., a Delaware limited partnership, Gregory E. Stewart and Stewart Insurance Holdings, LLLP, a Florida limited liability limited partnership. All of the parties to the Purchase Agreement other than Progressive and ARX, including XL Re, are collectively referred to in this report as the “Selling Shareholders.” Pursuant to the terms of the Purchase Agreement, XL Re has agreed to sell all of its shares in ARX to Progressive.

ARX is the parent company in the American Strategic Insurance (ASI) group of companies, which collectively offer personal lines residential property insurance, commercial lines property insurance, personal umbrella insurance and flood and excess flood insurance products. All of the Selling Shareholders and Progressive are currently shareholders of ARX. XL Re’s shares in ARX currently represent approximately 39.7% of ARX’s outstanding capital stock on a fully diluted basis.
The Purchase Agreement provides that, on the terms and subject to the conditions set forth in the Purchase Agreement, Progressive will acquire shares in ARX from the Selling Shareholders for cash equal to a per share purchase price of (a) the sum of (i) 2.6 multiplied by the consolidated tangible net book value of ARX and its subsidiaries as of December 31, 2014, and (ii) the exercise price of all in-the-money options to acquire shares of common stock of ARX outstanding as of such date, divided by (b) the total number of outstanding shares of ARX’s capital stock, determined on a fully diluted basis prior to the closing of the transaction. XL Re’s gross proceeds from the transaction will be approximately $500 million based upon the unaudited consolidated tangible net book value of ARX and its subsidiaries as of September 30, 2014. As of September 30, 2014, XL Group plc recorded XL Re’s shares in ARX as $193.7 million.

The transaction, which is expected to close in the second quarter of 2015, is subject to receipt of insurance regulatory approvals and satisfaction of other customary closing conditions. In addition, the Purchase Agreement provides, in addition to other termination rights of the parties, that Progressive may terminate the Purchase Agreement on or prior to January 7, 2015 if (i) ARX fails to obtain, from certain shareholders of ARX who are not selling their shares to Progressive in the transaction, waivers of applicable rights under the existing agreement among the shareholders of ARX and executed counterparts to an agreement that will govern the relationship among Progressive and such continuing shareholders from and after the closing of the transaction, or (ii) Progressive discovers, in the course of its ongoing due diligence review of ARX, an event, circumstance or condition that could reasonably be expected to have a material adverse effect on ARX or evidence of significant financial or accounting irregularities at ARX.

The Purchase Agreement contains customary representations and warranties as well as covenants by each of the parties.  The representations and warranties in the Purchase Agreement are the product of negotiation among the parties to the Purchase Agreement and are for the sole benefit of such parties.  Any inaccuracies in such representations and warranties are subject to waiver by such parties in accordance with the Purchase Agreement without notice or liability to any other person.  In some instances, the representations and warranties in the Purchase Agreement may represent an allocation among the parties of risk associated with particular matters, and the assertions embodied in those representations and warranties are qualified by information disclosed by one party to the other in connection with the execution of the Purchase Agreement.  Consequently, persons other than the parties to the Purchase Agreement may not rely upon the representations and warranties in the Purchase Agreement as characterizations of actual facts or circumstances as of the date of the Purchase Agreement or as of any other date.

The above description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 11, 2014 we adopted the XL Group plc Executive Severance Benefit Plan (the “Plan”). The Plan became effective on December 11, 2014. The purpose of the Plan is to assist executives covered by providing severance benefits to them under the terms, and subject to the conditions, set forth in the Plan.

The Plan covers senior executives of XL Group plc and its designated subsidiaries (collectively, the “Company”) who have been approved for participation in the Plan by the Plan Administrator, which will be the Company, subject to oversight by the Management Development and Compensation Committee of our Board of Directors (the “MDCC”). The Plan administrator will have the right, in its discretion, to interpret the Plan, adopt rules and regulations under the Plan and decide any and all matters arising out of the Plan. No other severance plan or arrangement will apply to participants in the Plan (the “Covered Employees”), and senior executives with pre-existing individual written employment agreements that provide for severance pay will not participate in the Plan. The Plan Administrator will require, as a condition to participation in the Plan, that a Covered Employee execute a Participant Agreement, which will include certain restrictive covenants, including non-competition and non-solicitation restrictions, in such form as determined by the Plan Administrator.

Severance benefits will be payable under the Plan in the event the Covered Employee’s employment is terminated by the Company or the Covered Employee terminates for good reason (as defined in the Plan), provided the Covered Employee enters into a separation and release agreement which includes a general release of claims against the Company and its affiliates. Severance payable will be equal to the sum of the Covered Employee’s annual base salary plus his or her target annual bonus for the year of termination, and the severance payment will be made in a lump sum within 60 days after termination. The Covered Employee will also be eligible to receive a pro-rated bonus for the year in which he/she is terminated in an amount determined by the CEO and approved by the MDCC, payable when annual bonuses are usually paid to executives. A Covered Employee will not be eligible to receive such severance benefits if he or she is terminated by the Company due to misconduct, violation of the Company’s code of conduct or similar policies, violation of any covenant or restriction or for cause (as defined in the Plan). A Covered Employee will also not be eligible for such severance benefits if he or she either accepts employment or refuses employment in connection with a sale or divestiture as described in the Plan.

In the event the Covered Employee is terminated by the Company without cause or the Covered Employee terminates for good reason (as defined in the Plan), in either case, within two years following a change in control (as defined in the Plan), in lieu of the severance benefits described above, the Covered Employee will receive a cash severance payment equal to two times the sum of the Covered Employee’s annual base salary plus his or her target annual bonus for the year termination. The Covered Employee will also be eligible to receive a pro-rated bonus for the year in which he/she is terminated in an amount determined by the CEO and approved by the MDCC, payable when annual bonuses are usually paid to executives. Any such severance payment will also be conditioned on the Covered Employee entering into a separation and release agreement as described above, and the severance payment will be made in a lump sum within 60 days after the termination date.

If a Covered Employee receives severance pay under the Plan, then the Company will pay an amount to the Covered Employee equal to the excess of the cost of COBRA continuation coverage for twelve months under the Company’s medical benefit plan over the amount the Covered Employee would pay for such medical coverage if the Covered Employee were still employed by the Company. Such payment will be made in a lump sum within 60 days after the termination date.

Long-term incentive awards will be governed by the terms of the applicable long-term incentive plan and award agreements.

In the event the payments or other benefits under the Plan to a Covered Employee, together with other payments or benefits to the Covered Employee, would constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code, the payments under the Plan will be reduced until no amount payable to the Covered Employee constitutes an excess parachute payment. However, no such reduction shall be made if the net after-tax payment to which the Covered Employee would otherwise be entitled without such reduction would be greater than the net after-tax payment to the Covered Employee resulting from the receipt of such payments with such reduction. The Plan does not provide for any tax gross-up payments.

If, prior to a change in control, the Company determines that a Covered Employee has taken action (or failed to act) in a manner which is materially detrimental to the best interests of the Company, the Company may cease benefits to the Covered Employee under the Plan and may claw back any benefits which have already been paid to the Covered Employee under the Plan.

The Plan may be amended or terminated by the MDCC, except that it generally may not be amended or terminated following a change in control or during a potential change in control period (as defined in the Plan).

Any claims arising under or in connection with the Plan will be resolved exclusively by binding arbitration.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:     December 16, 2014

XL Group plc (Registrant)

By:	/s/ Kirstin Gould

Name: Kirstin Gould
Title: General Counsel and Secretary